THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

WAKO LOGISTICS GROUP, INC.

6% Convertible Promissory Note

April 1, 2005

FOR VALUE RECEIVED, Wako Logistics Group, Inc., a Delaware corporation (the “Company”) with its principal executive office at 3606-8, 36/F, Citibank Tower, Citibank Plaza, 3 Garden Road Central, Hong Kong, promises to pay to the order of Christopher Wood (the “Holder” or “Payee”) or registered assigns the principal amount of One Million Dollars ($1,000,000) (the “Principal Amount”) on March 31, 2008 (the “Maturity Date”), subject to earlier conversion as more specifically described herein. The Principal Amount is payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

This convertible promissory note (the “Note”) is being issued to the Holder, pursuant to the terms and conditions of a Subscription Agreement of even date herewith (the “Subscription Agreement”). Notwithstanding any provision to the contrary contained herein or elsewhere, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement including, without limitation certain registration rights with respect to the shares of common stock, par value $.001 per share (the “Common Stock”), issuable to the Holder upon the conversion of this Note, as provided in Paragraph 3 hereafter. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both the Principal Amount and interest thereon as provided herein.

Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Paragraph 2 hereof and shall be payable in accordance with Paragraph 2 hereof. All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the Payee, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

1.  Prepayment. This Note may be prepaid prior to the Maturity Date, in whole or in part, without any premium or penalty. All such payments shall be applied first to accrued interest and then to the outstanding Principal Amount.

2.  Computation of Interest.

(a)  Interest Rate. Subject to Paragraph 2(b) below, the outstanding Principal Amount shall bear interest at the rate of six percent (6%) per annum compounded on a quarterly basis.

(b)  Maximum Rate. In the event that it is determined that, under the applicable laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith (collectively, the “Effective Interest Rate”) cause the Effective Interest Rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity.

(c)  Payment of Interest. All accrued but unpaid interest on the Principal Amount shall be payable on the Maturity Date; provided, however, that in the event that the entire Principal Amount is converted into Common Stock, pursuant to the provisions of Paragraph 3 hereafter, prior to the Maturity Date, then all interest accrued through the date of the Final Conversion (as such term is defined in Paragraph 3) shall be payable to the Holder upon such Final Conversion. All interest payable under this Note shall be payable to the Holder in cash, Common Stock, or in both cash and Common Stock, as elected, in writing, by the Holder. Interest payable in Common Stock shall be based on the same value as determined for Conversion (as such term is defined in Paragraph 3).

3.  Conversion. At any time prior to the Maturity Date, the Holder may, at his sole election, convert all or a portion of the Principal Amount into shares of Common Stock, by sending written notice to the Company, in the form of Exhibit 1 annexed hereto (each a “Conversion” and the conversion which results in the conversion of the entire outstanding Principal Amount being referred to as the “Final Conversion”). Upon any Conversion of this Note, the Principal Amount to be converted shall be converted into Common Stock at a price per share of Common Stock equal to the lesser of (i) the Fair Market Value of the Common Stock (defined hereafter) and (ii) $.50 per share. For the purposes of this Note, “Fair Market Value” shall mean, as of the date of the Company’s receipt of any such election notice: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the three (3) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq SmallCap Market (“NSCM”), the average of the closing prices as reported on the NSCM during the three (3) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NSCM; or if applicable, the Nasdaq National Market (“NNM”), or if not then included for quotation on the NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be; or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as determined in good faith by at least a majority of the Board of Directors of the Company.

4.  Covenants of Company. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Paragraph 4:

(a)  Taxes and Levies. The Company will promptly pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property including, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)  Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence as a corporation, and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

(c)  Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(d)   Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property as shall be reasonably required in the conduct of its business;

(e)  Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

(f)  Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

(i)  the occurrence of any Event of Default (defined hereafter) or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

(ii)  the delivery of any notice to the Company effecting the acceleration of any indebtedness of the Company in excess of $50,000; and

(iii)   the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Payee in writing which has been instituted against the Company or to which any of its properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to have a material adverse effect on the Company; and

5.  Events of Default.

(a)  The term “Event of Default” shall mean any of the events set forth in this Section 5(a):

(i)  Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest on this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii)  Non-Performance of Covenants. The Company shall default in the due observance or performance of any covenant set forth in Paragraph 4, which default shall continue uncured for five (5) business days.

(iii)  Bankruptcy, Insolvency, etc. The Company shall:

(A)  admit in writing its inability to pay its debts as they become due;

(B)  apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(C)  in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

(D)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(E)  take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

(iv)  Termination of Business; Dissolution. The termination of the Company’s business and/or the dissolution of the Company.

(b)  Action if Bankruptcy; or Termination of Business or Dissolution. If any Event of Default described in clauses (iii)(A) through (E), or (iv) of Paragraph 5(a) shall occur, the outstanding Principal Amount, all accrued but unpaid interest and all other obligations under this Note shall automatically be and become immediately due and payable, without notice or demand.

(c)  Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clause (b) immediately preceding) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount, together with interest accrued on this Note, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

6.  Amendments and Waivers.

(a)  The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the Holder.

(b)  No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)  To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(d)  After any waiver, amendment or supplement under this Paragraph 6 becomes effective, the Company shall mail to the Holder a copy thereof.

7.  Miscellaneous.

(a)  Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

(b)  Governing Law, Etc. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

(c)  Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

WAKO LOGISTICS GROUP, INC.

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: CEO

EXHIBIT 1 TO WAKO LOGISTICS GROUP, INC.
6% CONVERTIBLE PROMISSORY NOTE

_________________, 200__

Wako Logistics Group, Inc.
3606-8, 36/F, Citibank Tower
Citibank Plaza, 3 Garden Road
Central, Hong Kong

Re: Conversion Election

Gentlemen:

In connection with that certain 6% Convertible Promissory Note, dated April 1, 2005, in the principal amount of $1,000,000, issued by Wako Logistics Group, Inc. (the “Note”), I am hereby providing notice pursuant to the provisions of Paragraph 3 of the Note, of my election to convert the principal amount into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), as provided herein:

(Please check next to the applicable statement)

______  I hereby elect to convert the entire remaining outstanding principal amount of the Note into shares of Common Stock at the applicable conversion rate determined under the provisions of the Note. Please pay all accrued interest to me:

__________ In Cash  _________ By converting to Common Stock

______ I hereby elect to convert $______________ of the outstanding principal amount of the Note into shares of Common Stock at the applicable conversion rate determined under the provisions of the Note.

Please issue certificates for the shares of Common Stock, with applicable restrictive legends, in the following name(s):

_____________________________________.

__________________ Date	_________________________________ Signature _________________________________ Print Name _________________________________ Address